Exhibit 99.1

SUTOR TECHNOLOGY GROUP LIMITED REPORTS

THIRDQUARTER FISCAL 2013 FINANCIAL RESULTS

Continues its Profitable Growth: 203% Increase in Third Quarter Net Income on 27% Increase in Revenues

CHANGSHU, China, May 13, 2013 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the third quarter of fiscal 2013 ended March 31, 2013.

Third quarter fiscal 2013 results highlights:

	3Q FY2013	3Q FY2012	Change
Revenue (million)	$139.6	$109.9	27.0%
Gross profit (million)	$10.9	$7.9	38.0%
Net income (million)	$3.88	$1.28	203.1%
EPS (fully diluted)	$0.10	$0.03	233.3%

Nine months Fiscal 2013 results highlights:

	9M FY2013	9M FY2012	Change
Revenue (million)	$414.6	$348.0	19.1%
Gross profit (million)	$31.7	$29.3	8.2%
Net income (million)	$10.49	$9.06	15.8%
EPS (fully diluted)	$0.26	$0.22	18.2%

Ms. Lifang Chen, CEO and Chairwoman of Sutor, commented “Following a successful second quarter of fiscal 2013, we are pleased to report that the result of the third quarter exceeded our expectations. Further, we are on track to carry out our strategy to organically grow our production capacity, expand the asset-light B2B electronic commerce platform exclusively for the heavy industries, and selectively pursue merger and acquisition and joint-venture opportunities to accelerate our growth.”

Third Quarter Fiscal 2013 vs. Third Quarter Fiscal 2012 Highlights

•	The 27% increase in revenue was mainly due to significantly increased production of acid-pickled steel and cold-rolled steel products. Although the output of PPGI and pipe products were also up, their impact on the revenue was partially offset by lower average selling price (“ASP”) due to lower costs of raw materials. For the quarter ended on March 31 2013, total sales volume in tons was up approximately 54% whereas the ASP was down approximately 22% when compared with the same period last year.
•	Revenue generated from domestic sales increased by 25% to $129.7 million, while revenue generated from international sales increased by 56% to $9.9 million. As a percentage of total revenue, international sales accounted for 7.1%, as compared to 5.7% in the same quarter of fiscal 2012.
•	Our gross margin increased to 7.8% as compared to 7.2% primarily due to increased sales of higher-margin products like PPGI and pipe products.

•	Total operating expenses (selling expenses and general and administrative expenses) as a percentage of revenue slightly decreased to 2.8% as compared to 2.9%. Of note, the third quarter fiscal 2013 selling expenses increased as compared to the same period of 2012 due to increased international shipping rate.
•	Higher revenue, lower operating expenses, lower interest expenses and higher interest income contributed to over 204% increase in net income.

Liquidity

•	As of March 31, 2013, cash and cash equivalents (excluding restricted cash) were $18.5 million and restricted cash were $98.2 million.

•	As of March 31, 2013, short-term loans totaled approximately $130.8 million, and the current portion of long-term loans was $14.1 million. The Company also had approximately $2.3 million long-term loans.

•	As of March 31, 2013, Sutor had an unused line of credit with banks of approximately $20.6million which entitles the Company to draw bank loans for general corporate purposes. Sutor expects sufficient liquidity to carry out normal operations for fiscal 2013.

Ms. Chen concluded, “The Chinese economy had a weak recovery during the last two quarters after several consecutive quarters’ decline in GDP growth rate. China Purchasing Managers' Index (PMI) for the manufacturing sector has been above 50% for seven consecutive months since last October. Although the latest economic indicators showed some weakness, we believe the overall trend remains healthy. Based on the year-to-date results, we feel optimistic that we can end fiscal 2013 on a positive note. In the longer term, we believe our new cold-rolled production line of 500,000 tons annual capacity, which is expected to commence trial production later this year, our recent joint venture with China Railway Materials Wuhan Company, and our new galvolume steel products launched in January this year will become the additional drivers for our future growth. We look forward to reporting our progress in the coming months.”

Conference Call Information

Sutor's management will host an earnings conference call today, May 13, 2013, at 9:00 a.m. U.S. Eastern time/9:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through June 14, 2013. Listeners may access it by dialing US: +1 866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 693127.

Functional Currency and Translating Press Release

The reporting currency of the Company is the United States Dollars (“USD”). Sutor and Sutor BVI maintain their books and records in USD, their functional currency. The PRC subsidiaries maintain their books and records in its local currency, the Renminbi Yuan (“RMB”), which is their functional currencies as being the primary currency of the economic environment in which these entities operate. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the USD are translated into USD, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2012, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

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For more information, please contact:

China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com

Financial Tables Below:

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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$18,531,950	$9,530,531
Restricted cash	98,166,557	111,582,149
Short-term investments	-	4,849,112
Trade accounts receivable, net of allowance for doubtful accounts of $598,197 and $1,306,099 as of March 31, 2013 and June 30, 2012, respectively	4,133,807	7,023,880
Notes receivable	210,446	475,112
Other receivables and prepayments, net of allowance for doubtful accounts of $331,090 and $351,372 as of March 31, 2013 and June 30, 2012, respectively	2,635,181	4,275,817
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $393,740 and $366,697 as of March 31, 2013 and June 30, 2012, respectively	17,460,469	27,446,626
Advances to suppliers, related parties, net of right to offset	166,450,458	121,884,833
Inventories, net	64,948,147	50,432,279
Deferred tax assets	757,931	709,688
Total Current Assets	373,294,946	338,210,027
Non-current Assets:
Advances for purchase of long term assets	15,571,485	15,001,088
Property, plant and equipment, net	73,047,748	77,231,273
Intangible assets, net	6,560,403	3,082,877
Equity method investments	6,442,406	-
Total Non-current Assets	101,622,042	95,315,238
TOTAL ASSETS	$474,916,988	$433,525,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$130,835,913	$111,166,838
Long-term loans, current portion	14,066,114	27,762,975
Accounts payable, unrelated parties	67,633,671	57,079,617
Accounts payable, related parties	13,486,508	-
Other payables and accrued expenses	7,725,033	8,820,064
Advances from customers	14,229,545	7,924,812
Warrant liabilities	179,357	47,404
Total Current Liabilities	248,156,141	212,801,710
Long-Term Loans	2,319,979	8,490,772
Total Liabilities	250,476,120	221,292,482
Commitments and contingencies
Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of March 31, 2013 and June 30, 2012; issued: 40,865,602 and 40,805,602 shares as of March 31, 2013 and June 30, 2012.	40,865	40,805
Additional paid-in capital	41,455,713	41,344,306
Statutory reserves	18,100,361	18,100,361
Retained earnings	128,220,435	117,732,738
Accumulated other comprehensive income	37,275,003	35,622,241
Less: Treasury stock, at cost, 590,838 and 544,477 shares as of March 31, 2013 and June 30, 2012, respectively	(651,509)	(607,668)
Total Stockholders' Equity	224,440,868	212,232,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$474,916,988	$433,525,265
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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenue:
Revenue from unrelated parties	$84,994,226	$77,293,342	$280,587,798	$258,760,839
Revenue from related parties	54,554,833	32,641,713	134,014,810	89,264,631
	139,549,059	109,935,055	414,602,608	348,025,470
Cost of Revenue
Cost of revenue from unrelated parties	(77,127,522)	(71,781,784)	(255,617,288)	(237,734,303)
Cost of revenue from related parties	(51,488,687)	(30,282,224)	(127,296,140)	(81,019,969)
	(128,616,209)	(102,064,008)	(382,913,428)	(318,754,272)
Gross Profit	10,932,850	7,871,047	31,689,180	29,271,198
Operating Expenses:
Selling expenses	(1,417,039)	(874,867)	(5,709,207)	(5,289,139)
General and administrative expenses	(2,490,828)	(2,272,424)	(7,170,901)	(7,776,539)
Total Operating Expenses	(3,907,867)	(3,147,291)	(12,880,108)	(13,065,678)
Income from Operations	7,024,983	4,723,756	18,809,072	16,205,520
Other Incomes/(Expenses):
Interest income	967,706	368,561	2,989,756	1,046,976
Interest expense	(2,579,181)	(3,484,944)	(8,453,617)	(7,652,460)
Changes in fair value of warrant liabilities	(146,476)	56,502	(131,953)	288,968
Income from equity method investments	50,998	-	225,444	-
Other income	159,520	85,323	318,658	105,273
Other expense	72,639	79,488	(594,885)	(779,179)
Total Other Expenses, net	(1,474,794)	(2,895,070)	(5,646,597)	(6,990,422)
Income Before Taxes	5,550,189	1,828,686	13,162,475	9,215,098
Income tax (expense)/benefit	(1,670,169)	(553,515)	(2,674,778)	(153,186)
Net Income	$3,880,020	$1,275,171	$10,487,697	$9,061,912
Other Comprehensive Income:
Foreign currency translation adjustment	1,426,292	1,444,247	1,652,762	5,306,694
Comprehensive Income	$5,306,312	$2,719,418	$12,140,459	$14,368,606
Basic Earnings per Share	$0.10	$0.03	$0.26	$0.22
Diluted Earnings per Share	$0.10	$0.03	$0.26	$0.22
Basic Weighted Average Shares Outstanding	40,267,431	40,345,780	40,237,142	40,531,461
Diluted Weighted Average Shares Outstanding	40,267,431	40,345,780	40,237,142	40,531,461
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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Nine Months Ended
	March 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$10,487,697	$9,061,912
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	6,628,874	6,492,260
Reversal for doubtful accounts	(711,175)	-
Stock based compensation	111,467	93,602
Foreign currency exchange gain	(145,186)	(392,608)
Loss on disposal of property, plant and equipment	81,228	72,892
Interest income from short-term investments carried at amortized cost	(30,944)	-
Income from equity method investments	(225,444)	-
Deferred income taxes	(43,516)	10,738
Changes in fair value of warrant liabilities	131,953	(288,968)
Changes in current assets and liabilities:
Restricted cash for notes payable	(14,483,765)	(50,475,674)
Trade accounts receivable	3,635,648	(8,291,096)
Notes receivable	266,610	(350,930)
Other receivable and prepayments	1,683,384	264,671
Advances to suppliers, unrelated parties	10,095,647	4,718,122
Advances to suppliers, related parties	(43,541,260)	13,630,723
Inventories	(14,134,383)	(36,851,431)
Accounts payable, unrelated parties	11,033,692	54,402,504
Accounts payable, related parties	13,431,063	-
Other payables and accrued expenses	(1,133,841)	(1,133,980)
Other payables, related parties	-	(608,674)
Advances from customers	6,230,157	(1,619,409)
Net Cash Used In Operating Activities	(10,632,094)	(11,265,346)
Cash Flows from Investing Activities:
Purchase of property, plant and equipment, net of value added tax refunds received	(3,818,123)	(13,558,760)
Proceeds from disposal of property, plant and equipment	529,721	26,025
Purchase of intangible assets	(3,565,706)	-
Equity method investments	(6,190,476)	-
Payments for short-term investments	-	(4,755,262)
Proceeds from sale of short-term investments	4,891,063	-
Net Cash Used In Investing Activities	(8,153,521)	(18,287,997)
Cash Flows from Financing Activities:
Proceeds from loans	117,233,696	143,934,932
Repayment of loans	(118,055,195)	(114,432,824)
Restricted cash for bank loans	28,556,205	(15,621,037)
Payments on repurchase of common stock	(43,841)	(534,269)
Net Cash Provided by Financing Activities	27,690,865	13,346,802
Effect of Exchange Rate Changes on Cash and Cash Equivalents	96,169	425,014
Net Change in Cash and Cash Equivalents	9,001,419	(15,781,527)
Cash and Cash Equivalents at Beginning of Period	9,530,531	21,324,931
Cash and Cash Equivalents at End of Period	$18,531,950	$5,543,404
Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,696,709	$10,352,131
Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(7,106,565)	$(7,230,874)
Cash (paid)/received during the period for income tax	$(2,339,344)	$(476,495)

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